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MEASUREMENT SPECIALTIES, INC.

EXHIBIT 11 -- STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

March 31, 1996

                                                                For the year ended March 31,
                                                             1996                          1995


Primary net income per common share:

     Weighted average common shares outstanding                3,529,833                     3,502,005
     Net effect of dilutive common equivalent shares
       based on the treasury stock method using
       average market price (modified treasury stock
       method for 1996)                                          365,103                        45,335
                                                               ---------                     ---------
          Total                                                3,894,936                     3,547,340
                                                               ---------                     ---------

     Net income                                                 $987,031                      $333,856
     Assumed interest income net of tax effect
       under modified treasury stock method                       62,642
     Preferred dividend requirements                                                            (1,802)
                                                               ---------                     ---------
     Net income available to common shareholders              $1,049,673                      $332,054
                                                               ---------                     ---------

               Primary net income per common share                 $0.27                         $0.09




Fully diluted net income per common share:

     Weighted average common shares outstanding                3,529,833                     3,502,005
     Net effect of dilutive common equivalent shares
       based on the treasury stock method using
       period-end market price, if higher than average
       market price (modified treasury stock method
       for 1996)                                                 365,103                       152,807
     Assumed conversion of convertible preferred
       Series C stock                                                                           11,195
                                                               ---------                     ---------
          Total                                                3,894,936                     3,666,007
                                                               ---------                     ---------

     Net income                                                 $987,031                      $333,856
     Assumed interest income net of tax effect
       under modified treasury stock method                       62,642
                                                               ---------                     ---------
     Net income                                               $1,049,673                      $333,856
                                                               ---------                     ---------

               Fully diluted net income per common share(a)        $0.27                         $0.09








(a)  Improvements of earnings per common share computed on the fully diluted basis have not been taken into account
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